Exhibit 99.(a)(4)

Change in Independent Registered Public Accounting Firm

On March 24, 2023, based on the recommendation and approval of the Audit Committee of the Board of Trustees of Forethought Variable Insurance Trust (the “Trust”), the Board of Trustees approved the appointment of Cohen & Company, Ltd. (“Cohen”) as the Portfolios’ independent registered public accounting firm for the fiscal year ending December 31, 2023. RSM US LLP (“RSM”), which previously served as the independent registered public accounting firm for the Portfolios, declined to stand for reacceptance of the role for the 2023 audit. RSM’s reports on the Portfolios’ financial statements for the fiscal years ended December 31, 2021 and December 31, 2022 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2021 and December 31, 2022 and during the subsequent interim period through March 24, 2023: (i) there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSM, would have caused RSM to make reference to the subject matter of the disagreements in connection with its reports on the Portfolios’ financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the Portfolios’ fiscal years ended December 31, 2021 and December 31, 2022, and the subsequent interim period through March 24, 2023, neither the Trust, nor anyone on its behalf, consulted with Cohen on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Portfolios’ financial statements; or (ii) concerned the subject of a disagreement (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Portfolios requested that RSM furnish it with a letter addressed to the Securities and Exchange Commission stating whether RSM agrees with the statements contained above. A copy of the letter from RSM to the Securities and Exchange Commission is filed as an exhibit hereto.

Exhibit 99.(a)(4)(1)

August 28, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read Forethought Variable Insurance Trust’s statements included under Item 13(a)(4) in its Form N-CSR filed on September 1, 2023 and we agree with such statements concerning our firm. We have no basis to agree or disagree with the statements in paragraph four of Exhibit 13(a)(4).

Sincerely,

/s/ RSM US LLP